Exhibit 99.1

NewsRelease

TC PipeLines, LP Announces Board Appointments
and Officer Change

HOUSTON, Texas – March 3, 2014 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced the resignation of James Baggs and Kristine Delkus as directors of TC PipeLines, GP, Inc., the general partner of the Partnership, and the appointment of Catharine Davis and Joel Hunter to the general partner’s Board of Directors, effective April 1, 2014.  Mr. Baggs and Ms. Delkus have both assumed senior executive roles at TransCanada Corporation, the ultimate parent of the general partner.

Ms. Davis is Vice-President, Law, Canadian Pipelines with TransCanada Corporation, a position she has held since 2013.  Ms. Davis’ portfolio involves the leadership of TransCanada’s Canadian gas and oil pipeline regulatory and commercial law activities.  Prior to holding this position, Ms. Davis was Vice-President, U.S. Pipelines Law.  Ms. Davis was an attorney at Great Lakes Gas Transmission prior to joining TransCanada in 2007.

Mr. Hunter is Vice-President, Finance of TransCanada Corporation, a position he has held since 2010.  Mr. Hunter is responsible for the execution of TransCanada’s capital markets transactions.  Since joining TransCanada in 1997, Mr. Hunter has held a number of positions, including Director of Corporate Finance from 2008 to 2010.

The Partnership also today announced that Sandra Ryan-Robinson, Principal Financial Officer and Controller of the general partner, will be resigning her position effective May 1, 2014 to focus on her other responsibilities with TransCanada Corporation.

Effective May 1, 2014, Nathan Brown is appointed Principal Financial Officer and Controller of the general partner.  Mr. Brown will also be assuming the role of Controller, U.S. Natural Gas Pipelines in early 2014 at TransCanada  where he will be responsible for the accounting of TransCanada’s U.S. natural gas pipelines.  Mr. Brown has served as an accounting manager of TransCanada’s U.S. natural gas pipelines since joining the TransCanada in 2009 from the accounting firm of Grant Thornton LLP.

TC PipeLines, LP is a Delaware master limited partnership with interests in six federally regulated U.S. interstate natural gas pipelines which serve markets primarily in the Western and Midwestern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TransCanada Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Media Inquiries:	Shawn Howard/Grady Semmens Davis Sheremata	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Rhonda Amundson	877.290.2772 investor_relations@tcpipelineslp.com